Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Diane McKenna	Suzi Sharp
214.265.2595	214.265.2558
dmckenna@metropcs.com	ssharp@metropcs.com

MetroPCS, Inc. Announces Completion of its Tender Offer for its 10¾% Senior Notes Due 2011

Dallas- May 31, 2005 — MetroPCS, Inc. (“MetroPCS”) announced today that it has completed its previously announced cash tender offer (the “Tender Offer”) relating to its 10¾% Senior Notes due 2011 (the “Notes”). MetroPCS received valid tenders and consents from holders of 100% of the outstanding Notes. On May 31, MetroPCS accepted and purchased the Notes for total consideration of $1,192.72, plus accrued and unpaid interest, for each $1,000 principal amount of Notes. As a result of the Tender Offer, no Notes remain outstanding.

MetroPCS also announced today that it has successfully completed financing arrangements to borrow $750,000,000 from a private syndicate led by Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending Inc. and Merrill Lynch & Co. This financing will be used by MetroPCS, among other things, to fund network construction, to redeem all outstanding Notes in the Tender Offer, to repay debt under an existing bridge facility, to repay debt to the Federal Communications Commission and to pay certain other indebtedness and obligations of MetroPCS and its affiliates.

About MetroPCS, Inc. – Dallas-based MetroPCS, Inc. is a wholly owned subsidiary of MetroPCS Communications, Inc. and a provider of wireless communications services. Through its subsidiaries, MetroPCS, Inc. holds 23 PCS licenses in the greater Miami, Tampa, Sarasota, San Francisco, Atlanta, Dallas, Detroit and Sacramento metropolitan areas. MetroPCS offers customers flat rate plans with unlimited anytime local and long distance minutes with no contract. MetroPCS is among the first wireless operators to deploy an all-digital network based on third generation infrastructure and handsets. For more information, visit the MetroPCS web site at www.metropcs.com.

Forward-looking statements – The matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including MetroPCS’ future expectations concerning its financial and operating performance. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from MetroPCS’ actual future experience involving any one or more of such matters and subject areas. Such risks and uncertainties include the ability to complete the Tender Offer and Consent Solicitation, the ability to satisfy the Financing Condition, the outcome of the MetroPCS’ 2004 audit and the restatements of the MetroPCS’ financial statements for 2002, 2003 and first quarter 2004, the results and consequences of the audit committee’s ongoing independent investigation, economic conditions in MetroPCS’ targeted markets, performance of MetroPCS’ technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of MetroPCS’ services, access to sufficient capital to meet operating and financing needs and other risks and uncertainties. This press release speaks only as of its date, and MetroPCS disclaims any duty to update the information herein.

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